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                                                                   EXHIBIT 10.12

                     EMPLOYMENT AND NONCOMPETITION AGREEMENT
                               (Robert G. Solomon)

        THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is entered into to be effective March 26, 1998 ("Effective Date"), between U.S. ONLINE COMMUNICATIONS L.L.C., a Washington limited liability company ("Company"), and ROBERT G. SOLOMON ("Employee"). U.S. OnLine Communications, Inc., a Delaware corporation (the "Corporation") is also executing this Agreement to confirm that it will be bound by the terms and conditions contained herein upon the closing of the Asset Sale (as defined below).

        WHEREAS, the Company has requested Employee to serve as, and Employee has agreed to serve as, the Chief Executive Officer ("CEO") of the Company; and

        WHEREAS, the Company and Employee desire to enter into this Agreement to formally set forth the terms and conditions under which Employee will be employed by the Company.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1. Duties and Responsibilities.

        a. Position. The Company and Employee agree that, subject to the terms and conditions of this Agreement, the Company will employ Employee and Employee will serve as an employee and as the Company's CEO. The Company shall endeavor to cause the Employee to be elected to the Company's Board of Managers and as the Chairman of the Board, and, in the sole discretion of the Board of Managers, may be elected to the board of, and/or be appointed as an executive officer of, affiliates and subsidiaries of the Company (including U.S. On-Line Cable, L.L.C.), without the necessity for an amendment, modification to or additional compensation under this Agreement.

        b. Duties. Employee shall perform the following duties, and shall have the following authority, and such other duties and authority as may from time to time be assigned to him by the Board of Managers of the Company in their reasonable discretion.

               i. Corporate Development. Employee will be responsible for assisting the President and Chief Financial Officer ("CFO") with acquisition and merger opportunities consistent with the Company's business plan.

               ii. Developing the Company's Infrastructure. Employee will be responsible for assisting the President and CFO in streamlining and strengthening the Company's systems and procedures, including systems and procedures for processing of material information, completing organizational charts and job descriptions, and human resource procedures.

               iii. Finance. Employee will be responsible for assisting the President and CFO in identifying and procuring new sources of capital and credit.

               iv. Development of General Managers. Employee will be responsible for assisting the President and other Company officers/managers in hiring, managing, training and developing General Managers for the Company's affiliates, markets or divisions.

               v. Sales/Marketing. Employee will be responsible for: (a) assisting the Vice


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President of Sales in meeting sales quotas; (b) assisting the President and Vice
President of Sales in drafting and implementing strategy; (c) drafting and implementing budgets; (d) assisting in locating and executing key strategic alliances and ventures for the Company's products and services; and (e) assisting the Vice President of Sales with development of new products and services for the Company's subscribers.

               vi. Customer Service Bureau. Employee will be responsible for assisting the CFO, Vice President of Operations and the Manager of the Customer Service Bureau ("CSB") in continuing to improve CSB operations and with the development of CTM, billing platforms, training programs, and overall systems and procedures.

        c. Extent of Services.

               i. Except as provided in this Agreement or otherwise permitted by the Board of Managers of the Company, Employee shall devote his full time, attention and energies to the business of the Company and to the performance of his duties as described above. Employee will use his full time, attention and energies to promote the interests and welfare of the Company.

               ii. Employee may participate in other businesses as a passive investor, provided that Employee shall not, without the prior approval of a majority of the Board of Managers of the Company (other than Employee if he is serving as a manager): (a) actively participate in the operation or management of such businesses; or (b) make or maintain any investment in any entity with which the Company has a commercial relationship of any kind, including that of lessor, partner, investor, vendor, supplier, consultant or otherwise, or which is in competition with the Company. The following exceptions apply to the restrictions on Employee's activities in the preceding sentence: (1) Employee may invest in the securities of any publicly traded companies so long as such investments do not constitute more than five percent (5%) of the outstanding voting securities of any such company, (2) Employee may continue to serve as a principal, broker and/or officer of real estate development companies in the State of Texas, as long as such activities do not interfere with the performance of his duties under this Agreement and (3) Employee may continue to own interests in and participate in the management of the entities which do business with the Company under the related party agreements described on Schedule 1 to this Agreement, as long as any material amendments to such agreements, and any new agreements with such entities, are approved by a majority of the Board of Managers.

2. Term of Employment.

        a. Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

               i. "Termination For Cause" shall mean termination by Company of Employee's employment with Company (A) by reason of Employee's dishonesty towards, fraud upon, or deliberate injury or attempted injury to, Company, or
(B) by reason of Employee's material breach of this Agreement which breach remains uncured thirty (30) days after written notice of such material breach.

               ii. "Termination Other Than For Cause" shall mean termination by Company of Employee's employment with Company (other than in a Termination for Cause) and shall include constructive termination of Employee's employment by reason of material breach of this Agreement by Company; such termination shall only be effective if Company has failed to cure such material breach within thirty days after written notice from Employee to Company of a material breach.

               iii. "Voluntary Termination" shall mean termination by Employee of Employee's employment by Company other than (a) constructive termination as described in Section 2.a.ii, (b) "


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Termination Upon a Change in Control," and (c) termination by reason of
Employee's death or disability as described in Sections 2.e and 2.f.

               iv. "Termination Upon a Change in Control" shall mean a termination by Employee of Employee's employment with Company within 120 days following a "Change in Control."

               v. "Change in Control" shall mean (A) the time that Company first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of thirty-five percent (35%) or more of Company's outstanding securities, or (B) a sale of all or substantially all of the assets of the Company. Neither the Asset Sale nor the IPO shall not constitute a Change In Control.

        b. Initial Term. The term of employment of Employee by Company shall be for a period of five (5) years beginning with the Effective Date ("Initial Term"), unless terminated earlier pursuant to this Section 2. At any time prior to the expiration of the Initial Term, Company and Employee may by mutual written agreement extend Employee's employment under the terms of this Agreement for such additional periods as they may agree. If Employee's employment by the Company continues after the expiration of the term of this Agreement, the Agreement shall continue to govern the parties' relationship, except that Employee's employment may thereafter be terminated by either party at any time for any or no reason upon sixty (60) days prior notice to the other party.

        c. Termination For Cause. Termination For Cause may be effected by Company at any time during the term of this Agreement after the occurrence of an event which constitutes Termination For Cause and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. If at the time of a Termination For Cause Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

        d. Termination Other Than For Cause. Notwithstanding anything else in this Agreement, Company may effect a Termination Other Than For Cause at any time upon giving written notice to Employee of such termination. Upon any Termination Other Than For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting of any awards granted to Employee under any of the Company's stock option plans and stock award plans), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.b, but no other compensation or reimbursement of any kind. If at the time of a Termination Other Than For Cause Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

        e. Termination by Reason of Disability. If, during the term of this Agreement, Employee, in the reasonable judgment of the Board of Managers of Company, has failed to perform his duties under


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this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than four (4) consecutive months, Company shall (to the extent permitted by applicable law) have the right to terminate Employee's employment hereunder by written notification to Employee and payment to Employee of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. If at the time of a Termination By Reason of Disability Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

        f. Death. In the event of Employee's death during the term of this Agreement, Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Company shall promptly pay to his estate or such beneficiaries as Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. If at the time of Employee's Death Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

        g. Voluntary Termination. In the event of a Voluntary Termination, Company shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation. If at the time of a Voluntary Termination Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

        h. Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting of any awards granted to Employee under any of the Company's stock option plans and stock award plans), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.a, but no other compensation or reimbursement of any kind. If at the time of a Termination Upon A Change In Control Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence. Notwithstanding the foregoing, a Termination Upon A Change In Control shall not be deemed to have occurred upon the closing of the Asset Sale (as defined below), upon the closing of the IPO, nor upon the exercise of any warrants or options granted to parties prior to or simultaneous with the IPO.


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        i. Notice of Termination. Other than a Termination For Cause, Company may effect a termination of this Agreement pursuant to the provisions of this
Section 2 upon giving thirty (30) days written notice to Employee of such termination. Company may effect a Termination For Cause immediately without any prior notice other than the notice and cure period for material breaches. Employee may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving thirty (30) days written notice to Company of such termination.

3. Salary, Benefits and Bonus Compensation. As compensation for services to be rendered by Employee under this Agreement, the Company shall compensate Employee as follows:

        a. Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Company agrees to pay to Employee a "Base Salary" for the twelve (12) calendar months beginning the Effective Date at the rate of $150,000 per annum, prorated for any partial year. The Company shall pay Employee's Base Salary in installments in accordance with the Company's payroll policy for other employees. Employee's Base Salary shall be reviewed annually by the Board of Managers. The Corporation (as defined below) contemplates that it will cause an initial public offering of the Corporation's securities to be completed after the Asset Sale and on or before August 15, 1998 (the "IPO"). Notwithstanding the foregoing, Employee has agreed to be paid a reduced Base Salary of $130,000 per annum until the effective date of the IPO.

        b. Bonuses. Employee will be eligible for an annual bonus of up to fifty percent (50%) of his then current base salary, subject to his continued employment with the Company during the entire calendar year to which the bonus applies. The amount of Employee's bonus will be determined by the Board of Managers, based upon the Company's performance each year, and will be tied to both qualitative and quantitative performance standards to be established by the Board of Managers at the beginning of the calendar year. The Board of Managers will provide written performance standards to Employee each year during the term of this Agreement, not later than January 30 of the applicable year. Employee's 1998 bonus will be based on factors to be established by the Board of Managers and provided to Employee.

        c. Additional Benefits. During the term of this Agreement, Employee shall be entitled to the following fringe benefits:

               i. Employee Benefits. Employee shall be eligible to participate in such of Company's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Company, including, without limitation, Company's stock option plans, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any.

               ii. Vacation. Employee shall be entitled to three (3) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

               iii. Reimbursement for Expenses. During the term of this Agreement, Company shall reimburse Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Employee in connection with his duties under this Agreement.

        d. Assignment to Corporation. The Company and Employee currently contemplate that the Company will sell all or substantially all of its assets (the "Asset Sale") to the Corporation. If the Asset Sale occurs, the Company shall as a condition precedent to the Asset Sale, (i) require that the Company's rights and obligations under this Agreement be assigned to the Corporation, and
(ii) that the Corporation


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assume all of the Company's obligations and liabilities under this Agreement.
Employee hereby consents to the assignment of this Agreement to the Corporation upon the closing of the Asset Sale.

4. Severance Compensation.

        a. Severance Compensation in the Event of a Termination Upon a Change in Control. In the event Employee's employment is terminated in a Termination Upon a Change in Control, Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of the lesser of the remaining portion of the Initial Term or eighteen (18) months from the date of such termination. Employee is under no obligation to mitigate the amount owed Employee pursuant to this Section 4.a by seeking other employment or otherwise. Notwithstanding anything in this Section 4.a to the contrary, Employee may in Employee's sole discretion, by delivery of a notice to Company within thirty (30) days following a Termination Upon a Change in Control, elect to receive severance compensation as a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Employee pursuant to this Section 4.a discounted at a rate of 8% per annum. Employee shall also be entitled to an accelerated vesting of any awards granted to Employee under the Company's stock option plans and any other equity rights or participation plans under which Employee is a participant; such accelerated vesting shall occur regardless of the terms and conditions contained in any such plans. Employee shall continue to accrue retirement benefits (if any) and shall continue to enjoy any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, including any perquisites provided under this Agreement, though the lesser of the remaining term of this Agreement or twelve (12) months from the date of termination under this subsection; provided, however, that the benefits under any such plans of the Company in which Employee is a participant, including any such perquisites, shall cease upon re-employment by a new employer.

        b. Severance Compensation in the Event of a Termination Other Than for Cause. In the event Employee's employment is terminated in a Termination Other Than for Cause, Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of the lesser of the remaining portion of the Initial Term or twelve (12) months from the date of such termination. Employee is under no obligation to mitigate the amount owed Employee pursuant to this Section 4.b by seeking other employment or otherwise. Employee shall also be entitled to an accelerated vesting of any awards granted to Employee under the Company's stock option plans and any other equity rights or participation plans under which Employee is a participant; such accelerated vesting shall occur regardless of the terms and conditions contained in any such plans. Employee shall continue to accrue retirement benefits (if any) and shall continue to enjoy any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, including any perquisites provided under this Agreement,, though the lesser of the remaining term of this Agreement or twelve (12) months from the date of termination under this subsection; provided, however, that the benefits under any such plans of the Company in which Employee is a participant, including any such perquisites, shall cease upon re-employment by a new employer.

        c. No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Employee's disability pursuant to Section 2.e, or termination by reason of Employee's death pursuant to Section 2.f, Employee or his estate shall not be paid any severance compensation.

        d. Limit on Aggregate Compensation Upon a Change in Control. Notwithstanding anything else in this Agreement, solely in the event of a Termination Upon a Change in Control pursuant to Section 2.h, the amount of severance compensation paid to Employee under Sections 2 and 4 or otherwise, but exclusive of any payments to Employee in respect of any stock options or warrants then held by Employee


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(or any compensation deemed to be received by Employee in connection with the exercise of any stock options or warrants at any time) or by virtue of Employee's exercise of a limited right under any stock option plan upon a Change in Control, shall not include any amount that Company is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code or any successor provision.

5. Indemnification. The Company shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee's service as an officer, manager, director or employee of the Company to the fullest extent allowed by the Company's organizational documents; provided, that the Company shall not be obligated to defend, indemnify or hold Employee harmless from any liabilities, obligations, claims or expenses which result from or are related to Employee having committed an act of dishonesty, obtained any benefit of money or other property to which he was not entitled, engaged in any willful misconduct or engaged in behavior that is grossly negligent.

6. Noncompetition and Confidentiality.

        a. Fiduciary Obligations. During his employment hereunder, Employee shall comply with his fiduciary obligations as an officer and, if elected, as a member of the Board of Managers of the Company.

        b. Noncompete and Nonsolicitation. During his employment hereunder and for a period of twelve (12) months following the termination or other cessation of his employment hereunder, Employee shall not, directly or indirectly, as a director, officer, employee, owner, partner, agent, consultant, lessor, creditor or otherwise, for any person, firm or entity, in any of the counties of the states of the United States, engage in any of the following activities:

               i. solicit or attempt to persuade any person or entity that was a customer of the Company during Employee's employment hereunder to terminate or rescind its business or contractual relationship with the Company;

               ii. solicit for employment any employee of the Company or attempt to persuade or entice any such employee to terminate his or her employment with the Company; or

               iii. engage or participate in the business of selling, installing or servicing telecommunications or cable or broadcast television products, services or software, or in any other business engaged in by the Company at any time during Employee's employment hereunder.

The restrictions contained in this Section 6.b shall not thereafter apply if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice of such breach.

        c. Confidentiality. Employee shall not, during his employment hereunder or at any time thereafter, use for his own purposes or disclose to any other person or entity any "Confidential Information" (defined below) concerning the Company, its affiliates or any of their business operations, except as may be consistent with his duties hereunder or as may be required by order of a court of competent jurisdiction. "Confidential Information" means any information, formula, pattern, compilation, program, device, method, technique, customer list, or process concerning the Company or its business or customers: (i) that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; or (ii) the disclosure of which would be harmful to the interests of the

Company.

        d. Proprietary Rights. Employee hereby assigns and transfers to Company all of his proprietary interest in any device, design, machine, practice, process, method, product, literary composition, algorithm, or development, innovation or improvement to existing Confidential Information (collectively, the "Works") that is developed, conceived or created, in whole or in part, during the term of this Agreement regardless of whether the Work is developed, created or conceived while at Company facilities or another location or during or after normal business hours; provided, however, that for the purposes of this Agreement, Works shall only be deemed to include any of the foregoing that (i) in any way relate to the present or anticipated business, activities or research and development work of the Company, (ii) result from or are related to any work performed for the Company, or (iii) were developed, created or conceived utilizing the Company's time, equipment, supplies, facilities, materials, software, resources or other Confidential Information. Any Work that involves the creation of any copyrightable work shall be considered a "work made for hire," to the maximum extent permitted by law. If any copyrightable work is not considered a "work made for hire," Employee, without further consideration, hereby assigns and transfers all copyrights in the Work to Company. Employee recognizes that all Works shall be the exclusive property of the Company. Employee agrees to assist the Company in obtaining any patents, copyrights or other form of proprietary rights protection on any Work, to sign all documents and take other actions as the Company may reasonably request to obtain such protection for Company, and to assist Company in protecting the Works against infringement by other parties. Employee appoints the executive officers of the Company to act as his agent and attorney-in-fact to perform any act necessary to obtain any patents, copyrights or other form of proprietary protection covering the Works. Employee represents that there are no Works owned wholly or in part by him that are to be excluded from the scope of this Agreement. Employee also agrees to disclose to the Company, in confidence, (A) all Works that Employee develops, conceives or creates while employed by the Company and (B) all patent or copyright applications filed by Employee within one (1) year after termination of employment with the Company.

        e. Damages. Employee agrees that the provisions of this Section 6 may be enforced by temporary or permanent injunction; the Company shall not be required to post any bond or security in any such temporary or permanent injunction proceeding. The right to such injunctive relief shall be in addition to and not in place of any further remedies to which the Company may be entitled.

        f. Enforcement. Employee agrees that the provisions of this Section 6 are reasonable. However, if any court of competent jurisdiction determines that any provision within this Section 6 is unreasonable in any respect, the parties intend that this Section 6 should be enforced to the fullest extent allowed by such court.

        g. Severable Units. Each county of each state covered by the covenant not to compete set forth in Section 6.b, each of such states and each month covered by this covenant not to compete shall be deemed a severable unit and should any court determine that the inclusion of all such counties, states or months would render such undertaking unreasonable or unenforceable for any reason, those units which are necessary, in the judgment of the court, to be deleted in order to render such an undertaking reasonable and enforceable shall be deemed free of such noncompete and nonsolicitation undertaking but such undertaking shall remain in full force and effect as to every other unit of territory and time.

        h. Survival. This Section 6 will survive the termination of this Agreement except as otherwise indicated in Section 6.b.

7. Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved by arbitration before a single, neutral arbitrator in Austin, Texas, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association; provided, however, that nothing herein shall prevent a party from seeking injunctive relief to enforce compliance with this
Section 7 or Section 6, or to enforce any ruling of the arbitrator. The results of the arbitration shall be binding on the parties. All reasonable costs of the arbitration, including attorney's fees, shall be paid by the non-prevailing party.

8. Notices. All notices, requests, consents and other communications required or provided for in this Agreement shall be in writing and shall be deemed to be given when: (a) delivered in person; (b) three days following deposit in the U.S. mail for first class registered or certified mail with postage prepaid; (c) delivered by overnight receipted courier service; or (d) sent by confirmed facsimile transmission. Notices shall be addressed to the party at the address set forth below, or such other addresses as may hereafter be designated in writing by the party.

        If to the Company, to:
        U.S. OnLine
        Attn: Mr. Don Barlow, President
        8307 Shoal Creek Blvd.
        Austin, Texas 78757
        Facsimile: (512) 451-8732

        With a copy to:
        Stahl, Martens & Bernal, L.L.P.
        Attn: Mr. Brent G. Stahl
        7320 N. MoPac, Suite 211
        Austin, Texas 78731
        Facsimile: (512) 346-2712

        If to Employee:
        Mr. Robert G. Solomon
        10805 Love Bird Cove
        Austin, Texas 78730
        Facsimile: (512) 453-6579

9. Miscellaneous.

        a. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach

        b. Assignment. Neither party may assign its rights or delegate its duties hereunder without the prior written consent of the other party; provided, however, the Company shall assign this Agreement to the Corporation upon the closing of the Asset Sale, and (i) all references herein to the Company shall thereafter mean the Corporation, and (ii) all references herein to the Board of Managers shall thereafter mean the Board of Directors of the Corporation.

        c. Entire Agreement. This Agreement and the transaction and documents referred to herein contain the entire understanding of the parties with regard to the subject matter of this Agreement and may only be changed by written agreement signed by both parties. Any and all prior discussions, negotiations, commitments and understandings related thereto are merged herein. Without limiting the generality of the foregoing, the Employment Agreement dated as of September 8, 1997 between the Company and Employee is hereby superseded in its entirety, and is of no further force or effect. Without limiting the generality of the foregoing, Employee explicitly agrees that the portions of the September 8, 1997 employment agreement regarding certain options to acquire equity interests and regarding certain additional restricted membership interests are null and void and of no further force and effect.

        d. Binding effect. This Agreement shall be binding upon and inure to the benefit of the respective parties, and their legal representatives, successors, heirs, and permitted assigns.

        e. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the parties is now or may become a resident of a different state.

        f. Validity. If any term of this Agreement shall be invalid, illegal, or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in an way be affected thereby.

        g. Survival of Terms. The applicable provisions of Sections 2, 4, 5, 6, 7 , 8, and 9 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement to be effective as of the date first above written.

                          COMPANY:
                          U.S. OnLine Communications L.L.C.

                          By: ________________________________
                                    John Orehek, Manager

                          Date Signed: _________________________


                          By: ________________________________
                                    Don Barlow, President

                          Date Signed: _________________________




                          EMPLOYEE:


                          -----------------------------------
                          Robert G. Solomon
                          Date Signed: _________________________



                          CORPORATION
                          U.S. OnLine Communications, Inc.

                          By: ________________________________
                          Print Name:__________________________
                          Print Title:___________________________
                          Date Signed: _________________________
                          (The Corporation is signing this Agreement for the purpose of agreeing to be bound by the terms and conditions contained herein upon the closing of the Asset Sale)

                                   Schedule 1

                            Related Party Agreements

RIGHT-OF-ENTRY CONTRACTS:

Employee has a beneficial ownership interest in two properties that are served by The Company. The properties are Highpoint Apartments and Springwood Apartments, which are located in San Antonio, Texas and have approximately 260 and 176 units respectively. The properties are owned by Highpoint Holdings, Ltd. and Springwood Holdings, Ltd. Employee serves as the Vice President of Regional Holdings, Inc., the General Partner of both partnerships. In addition, Employee is a limited partner in Highpoint Holdings, Ltd. Both properties are furthermore managed by CSA Management, Inc., a company which is partially owned by Employee.



OFFICE LEASE AND SUBLEASE:

The Company currently leases approximately 2,630 square feet for its corporate offices at 8307 Shoal Creek Boulevard in Austin, Texas. The property is owned by ZAJA Holdings, Ltd. The General Partner of ZAJA Holdings, Ltd. is Austin Holdings, Inc., a corporation owned by Employee. In addition, Employee is a limited partner in ZAJA Holdings, Ltd. The Company has also entered into a sublease with CSA Management, Inc., a company partially owned by Employee. The lease has a thirty-six (36) month term and a rental rate of approximately $13.20 (triple net).



OTHER MATTERS AS OF THE DATE OF THIS AGREEMENT:

Limited Guaranty of Employee to Silicon Valley Bank for additional advances made under new credit facility.
Deferred Salary of approximately $50,000.
Deferred Bonus of approximately $75,000.
Personal Guaranty of DTI payables incurred since 12/15/97 totaling approximately $18,600.
Personal Guaranty of outstanding payable to CSA Management, Inc. of $14,120.
CSA Outstanding payable of approx. $14,120 for rent, CAM, telephone charges and other miscellaneous expenses.
Outstanding reimbursable expenses payable to Employee totaling approximately $22,000.